Exhibit 10.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

INNOVIVA TRC HOLDINGS LLC,

ROYALTY PHARMA INVESTMENTS 2019 ICAV AND

SOLELY FOR THE PURPOSE OF SECTIONS 9.1, 9.3, 9.11 AND 9.12,

INNOVIVA, INC.

JULY 13, 2022

(continued)

(continued)

(continued)

Exhibits

Exhibit A	Master Consent
Exhibit B	Collaboration Agreement
Exhibit C	Master Agreement
Exhibit D	LLC Agreement
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Release Agreement
Exhibit G	Theravance Biopharma EPA

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of July 13, 2022 (this “Agreement”), is entered into by and between Innoviva TRC Holdings LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (the “Seller”), Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”) and, solely for the purpose of Sections 9.1, 9.3, 9.11 and 9.12, Innoviva, Inc. (formerly known as Theravance, Inc.) (the “Parent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 1 below.

WHEREAS, the Seller is the record and beneficial owner of the Seller Equity;

WHEREAS, the Seller and the Purchaser desire to enter into this Agreement pursuant to which the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, all of the Seller Equity in accordance with and as permitted by the Master Consent, and the parties are entering into the other covenants and agreements set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1

DEFINED TERMS; RULES OF CONSTRUCTION

1.1
Defined Terms.

Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“2022+ Royalty” the royalty payment payable to the Company under the Collaboration Agreement attributable to Net Sales of the Assigned Collaboration Product occurring from and after January 1, 2022.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “controlled” and “controlling” have meanings correlative thereto.  For the avoidance of doubt and notwithstanding the foregoing, (a) an Affiliate of the Company shall (i) not include the Purchaser or its Affiliates prior to the Closing and (ii) include the Purchaser and its Affiliates from and after the Closing and (b) Theravance Biopharma is not an Affiliate of the Seller or the Company (or any Affiliate thereof).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, local or foreign law (including common law), statute, rule, regulation, ordinance, code, rule, Order, or other legal or administrative requirement of any Governmental Entity applicable to such Person.

“Arbitration” means, collectively, (a) that certain arbitration among Theravance Biopharma R&D, Inc., Triple Royalty Sub LLC, the Company and the Parent in connection with the LLC Agreement, first announced by Theravance Biopharma on September 26, 2019 and (b) that certain arbitration among Theravance Biopharma US Holdings, Inc., Triple Royalty Sub II LLC, the Company, the Parent and the Seller in connection with the LLC Agreement, first announced by Theravance Biopharma on June 10, 2020.

“Asset Distribution” means the distribution by the Company no later than immediately prior to the Closing of 100% of the Private Equity Assets to the Seller pursuant to the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E.

“Assigned Assets” has the meaning set forth in Section 1.1 of the LLC Agreement.

“Assigned Collaboration Products” has the meaning set forth in Section 1.1 of the LLC Agreement.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Books and Records” shall have the meaning ascribed to it in Section 1.1 of the LLC Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are not required to be open.

“Class A Units” means Class A Units of the Company.

“Class B Units” means Class B Units of the Company.

“Class C Units” means Class C Units of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Purchase Price” means $277,500,000 plus the TRC Cash Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means that certain Collaboration Agreement, dated as of November 14, 2002, by and between the Parent and Glaxo Group Limited (and assigned in part to the Company), as amended by that certain amendment, dated April 11, 2006 and that certain amendment, dated March 3, 2014.

“Collaboration Product” shall have the meaning ascribed to it in Section 1.12 of the Collaboration Agreement.

“Company” means Theravance Respiratory Company, LLC.

“Company Cash” has the meaning set forth in Section 3.7(c).

“Company Patents” means all Patents owned or controlled by the Company.

“Company Representations” means the representations and warranties set forth in *redacted*.

“Confidential Information” has the meaning set forth in Section 5.4(a).

“Contract” means any legally binding agreement, loan or credit agreement, note, bond, guaranty, mortgage, indenture, instrument, lease, sublease, license, deed of trust, undertaking, commitment or other contract.

“Core Representations” means the representations and warranties set forth in *redacted*.

“Current Balance Sheet” has the meaning set forth in Section 3.7(g).

“Disclosing Party” has the meaning set forth in Section 5.4(a).

“Disclosure Schedule” means the Disclosure Schedule delivered to the Purchaser by the Seller concurrently with the execution of this Agreement.

“Equity” has the meaning set forth in Section 3.7(b)(i).

“Expiration Date” has the meaning set forth in Section 6.1(b).

“Fundamental Representations” means the representations and warranties set forth in *redacted*.

“Governmental Entity” means any federal, state, provincial, local or foreign government or any court of competent jurisdiction, arbitral body, administrative, judicial or agency, department, political subdivision, commission, bureau or tribunal or other governmental authority, domestic or foreign.

“GSK” means Glaxo Group Limited, a United Kingdom corporation.

“GSK Patents” means all Patents within the “GSK Patents” (as such term is defined in Section 1.39 of the Collaboration Agreement), solely to the extent such Patents claim or cover the Assigned Collaboration Products including the making, using, selling, offering for sale or importation thereof.

“Income Tax” means any Tax based on or measured by reference to net income, income or any franchise tax.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions:  (a) patents, patent applications of any kind and patent rights (collectively, “Patents”); (b) registered and unregistered trademarks, trade names, service marks, trade dress, logos and designs, domain names, corporate names, packaging designs, slogans, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registrations of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, blue prints, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under Applicable Laws related to trade secrets in the foregoing (collectively, “Trade Secrets”); (e) rights of publicity and privacy and data protection rights; and (f) any and all other intellectual property rights and/or proprietary rights recognized by Applicable Law.

“Joint Inventions” has the meaning set forth in Section 1.46 of the Collaboration Agreement.

“Knowledge of the Seller” or “Seller’s Knowledge” means the actual knowledge of Pavel Raifeld and Marianne Zhen on the date hereof, without independent investigation or duty of inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Know-How” has the meaning given to “Theravance Know-How” in Section 1.93 of the Collaboration Agreement, solely to the extent relating to any Assigned Collaboration Product.

“LABA/ICS Combination Product” has the meaning ascribed thereto in Section 1.49 of the Collaboration Agreement.

“Liabilities” means any and all claims, Losses, damages, deficiencies, assessments, penalties, debts, liabilities, commitments and obligations, whether contingent, fixed or absolute, direct or indirect, accrued or unaccrued, asserted or unasserted, matured or unmatured, liquidated or unliquidated, known or unknown, due or to become due, or determined or determinable, and regardless of whether arising out of or based upon any Contract, Applicable Law, tort, strict liability or otherwise.

“Licensed IP” means, collectively, the Licensed Patents, Know-How and Joint Inventions.

“Licensed Patents” means all Patents owned or controlled by the Company that (a) cover or claim any Assigned Collaboration Product including the making, using, selling, offering for sale or importation thereof and (b) are licensed by the Company to GSK under the Collaboration Agreement.

“Liens” means any mortgage, lien, security or priority interest, pledge, hypothecation, charge, claim, restriction or encumbrance.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company as amended and in effect as of the date hereof.

“LLC Assets” means the Trelegy Royalty, all Intellectual Property of the Company, the Company Cash and all other assets and properties owned, controlled, used, enjoyed or employed in the business conducted by the Company as of the date hereof.

“LLC Business” has the meaning set forth in Section 1.1 of the LLC Agreement.

“Losses” means any and all damages, losses, claims, costs, liabilities and expenses, including as a result of any judgments, settlements or awards for monetary damages and for any reasonable fees and out-of-pocket expenses of counsel.

“Manager” shall have the meaning ascribed to it in Section 1.1 of the LLC Agreement.

“Master Agreement” means that certain Master Agreement, dated as of March 3, 2014, by and among the Seller, Theravance Biopharma and Glaxo Group Limited.

“Master Consent” means that certain Master Consent, dated as of the date hereof, executed by GSK, Parent and Purchaser and delivered to the parties thereto immediately prior to the execution hereof in the form attached hereto as Exhibit A, including all Exhibits and attachments thereto.

“Material Adverse Effect” means any fact, event, change, development or effect that, individually or in the aggregate, has or would reasonably likely have a material adverse effect on (i) the legality, validity or enforceability of any material provision of this Agreement, (ii) the ability of the Seller to perform any of its obligations hereunder or to consummate the Transactions, or (iii) the business, operations, liabilities or assets (including the right to collect or the timing, amount or duration of the Royalty and the other rights of the Company under the Collaboration Agreement) of the Company.  Notwithstanding the foregoing, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (1) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (a) general business, industry or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any acts of God, including any epidemic, pandemic or disease outbreak (including in respect of COVID-19) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any worsening of such conditions existing as of the date of this Agreement; (e) changes in GAAP, (f) changes in Applicable Laws, (g) the taking of any action contemplated by this Agreement or the Related Documents or consented to by the Purchaser, or (h) the announcement, pendency or completion of the transactions contemplated hereby or by the Related Documents or the identity of the Purchaser; (2) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast; (3) matters disclosed or referred to in the Disclosure Schedules; (4) any actions or omissions by the Purchaser or any of its Affiliates; and (5) any adverse change in or effect on the business of the Company that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.

“Member” shall have the meaning ascribed to it in Section 1.1 of the LLC Agreement.

“Milestone Event” has the meaning set forth in Section 2.4(a).

“Milestone Payment” has the meaning set forth in Section 2.4(a).

“Milestone Period” has the meaning set forth in Section 2.4(a).

“Minimum Royalty Threshold” means a minimum total amount of *redacted* of the Trelegy Royalty actually received by the Company (or its successor in interest), in respect of Net Sales during any calendar year ending on or before December 31, 2029 (equivalent to royalties on $5 billion in Net Sales), subject to the terms and conditions of this Agreement.

“Net Sales” shall have the meaning ascribed thereto in Section 1.61 of the Collaboration Agreement.

“Net Sales Report” means the quarterly reports deliverable by GSK to the Company pursuant to Section 6.4.2 of the Collaboration Agreement.

“Order” means any award, writ, judgment, decision, decree, injunction, assessment, decree, ruling, subpoena, verdict, order or other decision of a Governmental Entity.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any certificate and/or articles of incorporation or organization, certificate and/or articles of formation or organization, constitutional documents, bylaws, declaration of trust or trust agreement, partnership agreement and operating agreement or limited liability company agreement, and any amendments to the foregoing).

“Other Combination Product” shall have the meaning ascribed thereto in Section 1.64 of the Collaboration Agreement.

“Other Theravance Agreement” is defined in Section 5.11.

“Parent” has the meaning set forth in the Preamble.

“Parent Guaranty” has the meaning set forth in Section 9.12.

“Pass-Through Tax Contest” is defined in Section 5.10.

“Pass-Through Tax Return” means any Tax Return for Income Taxes with respect to the Company if Seller (or any direct or indirect owner of Seller) would be liable as a matter of law for such Income Taxes, and shall include, for the avoidance of doubt, Internal Revenue Service Form 1065 and any similar or analogous state or local form of the Company.

“Permits” has the meaning set forth in Section 3.7(d).

“Permitted Liens” means any (a) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (b) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith, (c) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” in clauses (a), (b) or (c) shall remain the obligations of the Seller), and (d) Liens that will be released prior to or as of the Closing.

“Person” shall be construed in the broadest sense possible and means and includes, but is not limited to, an individual, a partnership (limited or general), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Private Equity Assets” has the meaning set forth in Section 3.7(b)(ii).

“Purchase Price” means (a) the Closing Date Purchase Price plus (b) if the Milestone Event occurs, the Milestone Payment required to be paid under this Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Receiving Party” has the meaning set forth in Section 5.4(a).

“Related Documents” means the Master Consent, the Release Agreement and each other agreement, document, consent, certificate or instrument delivered pursuant to, or in connection with, this Agreement, the Master Consent or the Release Agreement.

“Release Agreement” means a release of claims and consent agreement by and among the Seller, Purchaser and Theravance Biopharma (or its Affiliates), executed and entered into concurrently with the execution of this Agreement and attached hereto as Exhibit F.

“Representatives” means, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person and (b) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means fifteen percent (15%) of the Trelegy Royalty.

“Royalty Reduction” is defined in Section 3.5(m).

“Seller” has the meaning set forth in the Preamble.

“Seller Business” has the meaning ascribed to the term “Theravance Business” in Section 1.1 of the LLC Agreement, including the right to receive royalties and other payments related to the sale of ANORO® ELLIPTA® and RELVAR®/BREO® ELLIPTA® (and their related products and Intellectual Property).

“Seller Equity” means 750 Class A Units and 750 Class C Units of the Company.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Subsidiary” means, with respect to any Person, any entity of which a majority of the voting securities, other voting ownership or voting partnership interests that is sufficient to elect at least a majority of its board of directors or other governing body of such entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries.

“Tax Contest” is defined in Section 5.10.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws or administrative requirements relating to any Tax.

“Taxes” means, without limitation, any and all federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, imputed underpayment, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, duty, custom, charge, or fee, of any kind whatsoever, whether disputed or not, imposed by any Governmental Entity, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations by Contract or Applicable Law to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Theravance Biopharma” means Theravance Biopharma, Inc., a Cayman Island corporation.

“Theravance Biopharma EPA” is defined in Section 5.11.

“Theravance Biopharma Transaction” means the Purchaser’s acquisition of the Class B Units and Class C Units from Theravance Biopharma (or its Affiliates).

“Theravance Master Consent” means that certain master consent agreement, executed by GSK, Theravance Biopharma and Purchaser, which is being entered into immediately prior to the execution of this Agreement, including all Exhibits and attachments thereto.

“Third Party Claim”  means any claim for Losses by a Person who is not a party to this Agreement asserted against any Indemnified Party arising out of, in connection with, relating to, or as a result of (a) the execution or delivery of this Agreement or any Related Documents or the consummation of any Transaction, (b) the performance by the parties to this Agreement or the Related Documents of their respective obligations hereunder or thereunder or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory.

“Tipping Basket” has the meaning set forth in Section 8.4(a).

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“TRC Cash Amount” means $4,384,873.24.

“Trelegy” means, collectively, (a) the product known as “TRELEGY ELLIPTA” with the new drug application number of 203975, and (b) any other product that contains fluticasone furoate, umeclidinium, and vilanterol, in each case of (a) and (b), in any strengths, forms, formulations, administrations or delivery routes.

“Trelegy Rights” means all of the rights and benefits under the Collaboration Agreement relating to the Assigned Collaboration Products, including the rights and benefits specified on Exhibit C of the LLC Agreement.

“Trelegy Royalty” means, collectively, (a) any and all payments or other consideration in any form received or receivable by the Company or any of its Affiliates from GSK or any of its Affiliates or sublicensees under or pursuant to Sections 6.2 and 6.3 of the Collaboration Agreement relating to all Net Sales of the Assigned Collaboration Product occurring from and after January 1, 2022; (b) any payments to the Company under the Collaboration Agreement in lieu of such payments under the foregoing clause (a); (c) any payments to the Company under Section 13.4 of the Collaboration Agreement relating to Net Sales of the Assigned Collaboration Products that occurred from and after January 1, 2022, (d) any interest payments to the Company under Section 6.8 of the Collaboration Agreement relating to the Assigned Collaboration Products, (e) any payments to the Company under Section 6.10 of the Collaboration Agreement relating to the Assigned Collaboration Products, and (f) payments received or receivable by the Company or any of its Affiliates from a third party in lieu of any of the foregoing payments.

“Willful Breach” means a breach of a representation or warranty in this Agreement (i) that is or was a consequence of an intentional act or an intentional failure to act by the Seller (including in its capacity as manager of the Company) or its predecessors or Affiliates or (ii) that is made by the Seller with the Seller’s Knowledge that such representation or warranty is untrue, inaccurate or incomplete.

“Withheld Trelegy Royalty” has the meaning set forth in Section 2.4(b).

1.2
Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3
Rules of Construction.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

SECTION 2

PURCHASE AND SALE OF EQUITY

2.1
Purchase and Sale of Equity.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver to the Purchaser at Closing, and the Purchaser agrees to purchase, assume and accept delivery from the Seller at Closing, the Seller’s right, title and interest in and to the Seller Equity, free and clear of all Liens, in exchange for the Closing Date Purchase Price (to be paid to one or more bank accounts that were designated in writing by the Seller prior to the date hereof) and any Milestone Payment (to be paid in accordance with Section 2.4(e)).

2.2
The Closing.  The closing of the Transactions (the “Closing”) shall take place remotely on the third Business Day after all of the conditions set forth in Section 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, including Section 6.2(g) and Section 6.3(f)), or at such other time or place as the Purchaser and the Seller may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).  The Seller shall be deemed to have resigned, and hereby resigns, as the Manager of the Company, effective at the Closing, with no further action required on behalf of the Company.

2.3
Deliveries at Closing.

(a) Deliveries by the Seller.  At the Closing, or on such other date as is specified in this Section 2.3, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i) a good standing certificate for the Company issued by the Secretary of State of the State of Delaware and each jurisdiction in which the Company is qualified to do business, dated no earlier than ten (10) Business Days prior to the date hereof;

(ii)
a certificate executed by the Manager of the Company attaching and certifying as to the true and correct copies of the Organizational Documents of the Company;

(iii)
the documents and instruments required to be delivered by the Seller under Section 6.2;

(iv)
a secure share-file link or a USB thumb drive containing copies of all documents uploaded to any data site maintained by or on behalf of the Seller or any other Person and made available to the Purchaser related to the Trelegy Royalty and the Transactions as of the date hereof;

(v)
a validly executed IRS Form W-9 of Seller; and

(vi)
such other documents and agreements reasonably requested by the Purchaser as may be reasonably necessary to transfer, or to evidence the transfer of, the Seller Equity to the Purchaser.

(b) Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller:

(i)
the Closing Date Purchase Price, in the manner specified in Section 2.1;

(ii)
the documents and instruments required to be delivered by the Purchaser under Section 6.3; and

(iii)
such other documents and agreements reasonably requested by the Seller as may be reasonably necessary to consummate and evidence the Transactions.

2.4
Milestone Payment.

(a) If during any calendar year beginning with the calendar year in which the Closing occurs and ending with the calendar year ending December 31, 2029 (the “Milestone Period”), Net Sales of the Assigned Collaboration Products equal or exceed $5,000,000,000 (irrespective of the amount of Trelegy Royalty actually paid or payable), or the Trelegy Royalty received by Purchaser or its Affiliates or designees or successors equals or exceeds *redacted*, the Purchaser shall pay the Seller $50,000,000 in cash (the “Milestone Payment”) in accordance with Section 2.4(e) below.  For the avoidance of doubt, (i) the Milestone Payment shall be payable only once (if ever) during the term of this Agreement and (ii) any sale proceeds determined to be Net Sales, or any amounts that comprise Trelegy Royalty received after the calendar year during which the applicable sales occurred, including (A) any determination of Net Sales, or any payments received, a result of an audit of GSK, (B) delayed payments, (C) any determination that sale proceeds represent Net Sales or payments in lieu of Trelegy Royalty (whether by settlement, litigation or otherwise), and (D) amounts deemed to be Trelegy Royalty actually received by the Purchaser pursuant to Section 2.4(b) below, will be deemed to be Net Sales or amounts comprising Trelegy Royalty (as applicable) in respect of the calendar year during which the applicable sales giving rise to such Trelegy Royalty occurred for purposes of evaluating whether the Milestone Payment is payable in accordance with this Section 2.4.  In the event that the Milestone Payment is payable, a “Milestone Event” shall be deemed to have occurred.

(b) In the event that the Purchaser does not actually receive any Trelegy Royalty that is payable by GSK pursuant to the Collaboration Agreement with respect to the Milestone Period, to the extent resulting from (i) the Purchaser’s (or any of its Affiliates’) breach of the Collaboration Agreement, (ii) any other finally adjudicated, settled or otherwise resolved dispute, (iii) any arrangement between the Purchaser or any of its Affiliates, on the one hand, and GSK or any of its Affiliates, or any of its or their licensees and sublicensees, on the other hand, or (iv) an act or omission of the Purchaser or any of its Affiliates, then any Trelegy Royalty withheld by GSK as a result thereof will be deemed a Trelegy Royalty actually received with respect to the applicable calendar year and added to any other applicable Trelegy Royalty for purposes of such applicable calendar year, for purposes of determining whether the Minimum Royalty Threshold has been met (any of the foregoing in Section 2.4(b)(i), (ii) or (iii), a “Withheld Trelegy Royalty”).

(c) In the event of any Trelegy Royalty that is payable but not timely paid by GSK, the Purchaser shall notify the Seller of such and reasonably describe the withheld amount and material information regarding such withholding, within ten (10) Business Days following receipt of such payment, and, upon the written request of the Seller, the Purchaser shall reasonably cooperate with the Seller and provide reasonable details relating to such Withheld Trelegy Royalty to ascertain whether the Trelegy Royalty constitutes a Withheld Trelegy Royalty, subject to any confidentiality obligations to GSK (as such obligations are modified by the Master Consent and the Theravance Master Consent).

(d) The Seller hereby agrees and acknowledges that the Milestone Payment is a contingent payment obligation of the Purchaser and there can be no assurance regarding the occurrence of the Milestone Event.  Without limiting the foregoing, the Purchaser covenants and agrees that:

(i)
it will not take any action, or fail to take any action with the intent or purpose that such action or inaction would have the effect of making it materially less likely for the Milestone Event to occur;

(ii)
until the expiration of the Milestone Period and the payment of the Milestone Payment (if payable) or the final determination that no Milestone Event has occurred during the Milestone Period, Purchaser shall not sell, assign or otherwise transfer, or grant any Lien upon or otherwise encumber, directly or indirectly, the equity interests in the Company, the Company’s right to the Royalty or any other rights under the Collaboration Agreement (any such transaction, a “Royalty Transfer”), unless Purchaser can establish to the satisfaction of the Seller (acting reasonably and in good faith) that the Purchaser has sufficient liquid assets to satisfy the Milestone Payment if due and that Seller’s rights to the Milestone Payment are not otherwise materially harmed by such transaction; it being understood and agreed that in the event of any Royalty Transfer made or proposed in violation of the foregoing, Seller shall be immediately entitled to payment of the Milestone Payment and shall further be entitled to an injunction or other equitable relief (including a temporary restraining order) enjoining such Royalty Transfer until the Milestone Payment is paid;

(iii)
until the expiration of the Milestone Period and the payment of the Milestone Payment (if payable) or the final determination that no Milestone Event has occurred during the Milestone Period, Purchaser shall (A) provide to Seller on annual basis, a written report setting forth in reasonable detail the Net Sales, Royalty and withheld Royalty during the preceding and the current calendar year, and a summary of any dispute or disagreements with GSK regarding the calculation of Net Sales or the Royalty, (B) provide to Seller any information reasonably requested in connection with Seller’s evaluation of whether a Milestone Event has occurred, (C) use commercially reasonable efforts to prevent any limitation on the ability of Purchaser and its Affiliates to share information regarding Net Sales and the Royalty with Purchaser for purposes of this Section 2.4; and

(iv)
for purposes of this Section 2.4 only, any amendment after the Closing to the definition of Net Sales or the terms, provisions or procedures with regard to the determination of Net Sales and payment of the Royalty that would have the effect of reducing the likelihood that a Milestone Event shall occur shall be disregarded, and such terms, provisions and procedures in effect immediately prior to the Closing shall be deemed effective in connection with any determination under this Section 2.4.

(e) The Milestone Payment owed to the Seller by the Purchaser in accordance with this Section 2.4 shall be paid to the Seller by wire transfer of immediately available funds to the account specified by the Seller in a writing delivered to the Purchaser in accordance with Section 9.3 of this Agreement within ten (10) Business Days following receipt of the applicable Net Sales Report(s) by the Purchaser, or receipt of other reasonable evidence by the Purchaser, evidencing the occurrence of the Milestone Event.  A late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Milestone Payment from the date such obligation was due.

(f) Any dispute or disagreement in respect of this Section 2.4 shall be resolved in accordance with Section 9.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise indicated on the Disclosure Schedules, the Seller represents and warrants to the Purchaser as follows:

3.1
Organization; Qualification and Power; Good Standing.  The Seller is a limited liability company, duly organized, licensed, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite power and authority to own, lease, sublease and operate its properties and assets and to carry on its business as presently conducted.  The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2
Ownership.  The Seller is the legal and beneficial owner of the Seller Equity free and clear of all Liens, other than restrictions on transfer arising pursuant to applicable securities laws.

3.3
Authority; Execution and Delivery; Enforceability.  The Seller and the Parent each have all requisite corporate or other company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents.  The execution, delivery and performance of this Agreement and the Related Documents, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller and the Parent.  Each of this Agreement and the Related Documents has been duly executed and delivered and constitutes a valid and binding obligation of the Seller and the Parent enforceable against the Seller and Parent (as applicable) in accordance with its terms, subject to any limitations under Bankruptcy Laws.

3.4
No Conflicts; Consents.

(a) Assuming the validity and effectiveness of the Master Consent, the Theravance Master Consent and the Release Agreement, neither the execution and delivery by the Seller of this Agreement, the Related Documents nor the consummation of the Transactions, nor compliance by the Seller with any of the terms or provisions hereof or thereof:  (i) violates or will result in a violation of, conflict with or constitute or results in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Organizational Documents of the Seller or results in the creation of a Lien on the Seller Equity; (ii)  violates or will result in a violation of, conflict with or constitute or results in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Organizational Documents of the Company, or the Collaboration Agreement or the Master Agreement; or (iii) (A) violates or will result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Applicable Law or Order of, or any restriction imposed by, any court or Governmental Entity applicable to the Seller or the Company or any of its respective properties or assets, or (B) violates, conflicts with, results in a breach of, constitutes a default (whether after the giving of notice, lapse of time or both) under, accelerates any obligation under, or results in the termination of or a right of termination or cancellation under any material Contract to which the Seller or the Company is a party or any assets of the Seller or the Company are bound in a manner that, with respect to clause (B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Permit, Order, qualification of, or registration, declaration, notice or filing with, any Governmental Entity is required for or in connection with the execution and delivery by the Seller of this Agreement and any Related Documents and the consummation by the Seller or the Company of the Transactions, other than where the failure to obtain or deliver, as applicable, such Permit, Order, qualification, registration, declaration, notice or filing, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.5
Collaboration Agreement and Master Agreement.

(a) Collaboration Agreement and Master Agreement.  Attached hereto as Exhibit B and Exhibit C are true, correct and complete copies of, the Collaboration Agreement and the Master Agreement, respectively.  The Seller has delivered, or caused the Company to deliver, to the Purchaser true, correct and complete copies of (i) all material communications since January 1, 2021 (x) between (A) the Company and (B) GSK and (y) between (A) the Seller (or any predecessor or Affiliate thereof) and (B) the Company or GSK, in each case relating to regulatory, safety or intellectual property matters affecting Trelegy, (ii) all communications since January 1, 2021 (x) between (A) the Company and (B) GSK and (y) between (A) the Seller (or any predecessor or Affiliate thereof) and (B) the Company or GSK, in each case that involve any matter that would reasonably be expected to have a Material Adverse Effect and (iii) all Net Sales Reports provided to the Company (or any predecessor or Affiliate thereof) by GSK between January 1, 2021 and the Closing Date pursuant to Section 6.4.2 of the Collaboration Agreement.

(b) No Other Agreements.  The Collaboration Agreement, the Master Agreement and the LLC Agreement are the only agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or Affiliate thereof other than the Company), on the one hand, and the Company, Theravance Biopharma (or its Affiliates) or GSK (or any predecessor or Affiliate of the foregoing), on the other hand, relating to the Assigned Collaboration Products (including the development or commercialization thereof) or the Trelegy Royalty, and there are no other agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or Affiliate thereof), on the one hand, and one or more of the Company, GSK or Theravance Biopharma (or any predecessor or Affiliate of the foregoing), on the other hand, that relate to the Collaboration Agreement, the Master Agreement, the Licensed IP, the Assigned Collaboration Products (including the development or commercialization thereof) or the Trelegy Royalty.

(c) No other agreement, instrument, arrangement, waiver or understanding exists between the Company (or any predecessor or Affiliate thereof) and Theravance Biopharma (or any predecessor or Affiliate thereof) or the Company (or any predecessor or Affiliate thereof) and GSK (or any predecessor or Affiliate thereof) that relates to the Collaboration Agreement, the Master Agreement, the Licensed IP, the Assigned Collaboration Products (including the development or commercialization thereof) or the Trelegy Royalty.  The Strategic Alliance Agreement between the Parent and GSK, dated March 30, 2004, does not relate to the Assigned Collaboration Products (including the development or commercialization thereof), or the Trelegy Royalty.

(d) Validity and Enforceability.  Each of the Collaboration Agreement and Master Agreement is legal, valid, binding, enforceable against the Seller, the Parent and the Company and to the Seller’s Knowledge, GSK (as applicable), and in full force and effect, except where enforceability may be limited by Bankruptcy Laws.  The Company has the sole right, title and interest in and to the Trelegy Rights under the Collaboration Agreement.  None of the Company, the Seller (or any predecessor or Affiliate thereof) and, to the Knowledge of Seller, any other party to the Collaboration Agreement or Master Agreement has repudiated any provision of any such agreement, and neither the Seller (nor any predecessor or Affiliate thereof) nor the Company has received any notice in connection with the Collaboration Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Trelegy Royalty without set-off of any kind.

(e) Assigned Collaboration Product.  Trelegy is a (a) Collaboration Product, (b) an Other Combination Product launched after the LABA/ICS Combination Product, and (c) an Assigned Collaboration Product.

(f) No Liens or Assignments by the Seller.  The Seller (and any predecessor or Affiliate thereof) has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Trelegy Royalty, the Licensed IP or the Master Agreement.  The Company has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its respective right, title and interest in and to the Trelegy Royalty, the Licensed IP, the Collaboration Agreement or the Master Agreement.

(g) No Waivers or Releases.

(i) The Seller (and any predecessor or Affiliate thereof) has not granted any material waiver under the Master Agreement and has not released the Company, Theravance Biopharma (or its Affiliates) or GSK, in whole or in part, from any of their respective material obligations under either of the Master Agreement or the Collaboration Agreement, in each case related to the Assigned Collaboration Products.

(ii) The Company has not granted any material waiver under the Collaboration Agreement or the Master Agreement or released the Seller (or any predecessor or Affiliate thereof), Theravance Biopharma (or its Affiliates) or GSK, in whole or in part, from any of their respective material obligations under the Collaboration Agreement, in each case related to the Assigned Collaboration Products.

(h) No Termination.

(i) The Seller (and any predecessor or Affiliate thereof) has not (A) given the Company, Theravance Biopharma (or its Affiliates) or GSK any notice of termination of the Collaboration Agreement or the Master Agreement (whether in whole or in part) or (B) received any notice of termination of the Master Agreement or the Collaboration Agreement (whether in whole or in part).

(ii) The Company has not (A) given GSK any notice of termination of the Collaboration Agreement (whether in whole or in part) nor (B) received any notice of termination of the Collaboration Agreement (whether in whole or in part).

(i) No Breaches or Defaults.

(i) There is and has been no material breach or default under any provision of the Collaboration Agreement or the Master Agreement either by (A) the Seller (or any predecessor thereof) or (B) the Company, or, to the Knowledge of the Seller, GSK or Theravance Biopharma (or any predecessor or Affiliate of the foregoing).

(ii) To the Knowledge of the Seller, there is no event that upon notice or the passage of time, or both, would reasonably be expected to (A) give rise to any breach or default, or (B) give rise to or permit the termination, modification or acceleration under, the Collaboration Agreement or the Master Agreement, either by the Seller (or any predecessor or Affiliate thereof), the Company, GSK or Theravance Biopharma (or any predecessor or Affiliate of the foregoing).

(j) Payments Made.  The Company has received from GSK the full amount of all payments reflected as due and payable pursuant to each Net Sales Report.

(k) No Assignments by the Seller, the Company, Theravance Biopharma or GSK.

(i) The Seller (and any predecessor or Affiliate thereof other than the Company) has not received notice of any assignment or other transfer by the Company, Theravance Biopharma or GSK or any of their respective predecessors of any of their rights or obligations under the Collaboration Agreement or the Master Agreement, in each case related to the Assigned Collaboration Products.

(ii) The Company has not received notice of any assignment or other transfer by the Seller (or any predecessor or Affiliate thereof) or GSK or any of their respective predecessors of any of their rights or obligations under the Collaboration Agreement, in each case related to the Assigned Collaboration Products.

(l) No Indemnification Claims.  The Seller (and any predecessor or Affiliate thereof) has not notified any Person of any claims for indemnification under the Collaboration Agreement, and neither Seller (nor any predecessor or Affiliate thereof) nor the Company has received any claims for indemnification under the Collaboration Agreement whether pursuant to Article 12 or otherwise.

(m) No Royalty Reductions.  The amount of the Trelegy Royalty due and payable under Section 6.3 of the Collaboration Agreement is not, as of the date hereof, subject to any claim against the Company pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (each, a “Royalty Reduction”).

(n) No Notice of Infringement.  Neither the Seller (nor any predecessor or Affiliate thereof) nor the Company has received any written notice from, or given any written notice to, GSK pursuant to Sections 13.2 or 13.3 of the Collaboration Agreement.

(o) Audits.  Except as set forth in Section 3.5(o) the Disclosure Schedule, no inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Company under the Collaboration Agreement has been initiated pursuant to Section 6.10 of the Collaboration Agreement.

3.6
Intellectual Property.

(a) To the Knowledge of the Seller, Annex A to the LLC Agreement contains a complete and accurate list of all Company Patents.  The Company Patents constitute all Patents within the Licensed Patents which relate to, claim, or cover the Assigned Collaboration Products or the making, using, selling, offering for sale or importation thereof.  All of the right, title, and interest in and to the Company Patents were validly conveyed from Parent to the Company pursuant to the LLC Agreement.  To the Knowledge of the Seller, the Company and GSK (or any predecessor or Affiliate of the foregoing) are collectively the sole owners of, and collectively have the sole interest in, all Patents within the Company Patents that cover or claim the Joint Inventions.

(b) To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any Company Patent.  Since January 1, 2019, neither the Seller (nor any predecessor or Affiliate thereof) nor the Company has been provided notice of any pending or threatened litigations, interferences, reexamination, oppositions or the like procedures involving any GSK Patents.

(c) Except as would not have a Material Adverse Effect, all of the issued Company Patents related to the Assigned Collaboration Product are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable.  Since January 1, 2019, neither the Seller (nor any predecessor or Affiliate thereof) nor the Company has received any written notice relating to the lapse, expiration or other termination of any of the issued Company Patents or GSK Patents, or any written legal opinion that alleges that any of the issued Company Patents or GSK Patents is invalid or unenforceable.

(d) (i) To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Company Patents who is not a named inventor thereof and (ii) since January 1, 2019, neither the Seller (or any predecessor or Affiliate thereof) nor the Company has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller (or any predecessor or Affiliate thereof) or the Company or GSK, as applicable, in and to, or the patentability, validity or enforceability of, any Company Patent or GSK Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Assigned Collaboration Product infringes any patent or other intellectual property rights of such Person.

(e) To the Knowledge of the Seller the discovery, development, use, marketing, sale, offer for sale or importation of the Assigned Collaboration Products did not and does not infringe, misappropriate or otherwise violate any Patents or other Intellectual Property owned by any third party, and, since January 1, 2019, neither the Seller (nor any predecessor or Affiliate thereof) nor the Company has received written notice of any of the foregoing.  Neither the Seller (nor any predecessor or Affiliate thereof) nor the Company, has, except pursuant to the Collaboration Agreement, nor since January 1, 2019 has GSK provided written notice to the Seller (or any predecessor or Affiliate thereof) or the Company that GSK has, in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Assigned Collaboration Products.

(f) Since January 1, 2019, neither the Seller (nor any predecessor or Affiliate thereof) nor the Company has received written notice that a third party is infringing, misappropriating or otherwise violating any of the Company Patents or GSK Patents.

3.7
Representations Related to the Company.

(a) Organization; Qualification and Power; Good Standing.  The Company is a limited liability company duly organized, licensed, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite power and authority to own, lease, sublease and operate its properties and to carry on its business as presently conducted.  The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The Company is not in default under or in violation of any provision of its Organizational Documents.

(b) Capitalization.

(i)
Section 3.7(b)(i) of the Disclosure Schedule sets forth the issued and outstanding equity interests of the Company, the record name of each owner thereof, and the class, series and number of equity interests in the Company owned by such holder thereof (the “Equity”); it being understood that with respect to the Equity interests not owned by the Seller or its Affiliates, the foregoing representation is made only to the Knowledge of the Seller.  The Equity interests set forth on Section 3.7(b)(i) of the Disclosure Schedule comprise all of the equity interests of the Company and no other equity interests of the Company are issued or outstanding.  All such Equity interests have been duly authorized and validly issued, are fully paid and non-assessable.  All Seller Equity and, to the Knowledge of the Seller, all other Equity interests, are owned free and clear of all Liens (other than restrictions on transfer arising pursuant to applicable securities laws except as set forth in the LLC Agreement).  No Equity interests have been issued in violation of any Applicable Law, or are subject to any preemptive or subscription rights granted by the Company or the Seller or its Affiliates.  There are no declared or accrued but unpaid dividends or distributions on any of the Equity of the Company.

(ii)
Section 3.7(b)(ii) of the Disclosure Schedule contains a true, accurate and complete list of all investments held by the Company as of the date hereof immediately prior to the Asset Distribution (the “Private Equity Assets”).  Immediately following the Asset Distribution and as of the Closing, the Company shall not have any Subsidiaries and shall not directly or indirectly own any equity, partnership, membership, joint venture, or similar interest in, or any interest convertible into or exercisable for any such equity, partnership, membership, joint venture, or similar interest in, any Person.

(iii)
There are no (a) outstanding options, warrants, rights, pledges, puts, calls, agreements, conversion rights, exchange rights, in each case, whether written or oral, convertible securities or other commitments or rights to purchase or acquire any unissued equity interests from the Company, or any other Contracts or commitments for the issuance, disposition or acquisition of any of the Equity or any rights or interests exercisable therefor issued by the Company; (b) outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company issued by the Company; (c) voting trusts or other understandings to which the Company is a party with respect to the voting of the Equity; (d) agreements or understandings to which the Company is a party creating any Liens on, or relating to the ownership of, any of the Equity; and (e) existing rights under any agreement or understanding to which the Company is a party with respect to registration under the Securities Act of 1933, as amended, of any of the Equity.

(c) Company Assets.  Since the Company’s formation, the Company has been engaged only in (i) the business of the collection and administration of the Trelegy Royalty and the making of private equity investments, which investments, as of the date hereof and immediately prior to the Asset Distribution are listed on Section 3.7(b)(ii) of the Disclosure Schedule, and (ii) other incidental activities directly relating thereto or directly arising therefrom.  Immediately following the Closing, (A) the Purchaser shall be the sole owner of the Seller Equity and (B) the Company’s material assets shall consist solely of the Trelegy Royalty and the Company Cash. The total cash of the Company as of the date hereof is *redacted* (the “Company Cash”), which amount includes the *redacted* paid to the Company with respect to the 2022+ Royalty for the first calendar quarter of 2022.

(d) Permits; Compliance with Applicable Laws.  The Company owns or possesses all material certificates, licenses, permits, consents, authorizations, franchises, accreditations, registrations, approvals, Orders and other authorizations of Governmental Entities required under Applicable Law for the conduct of its business as presently conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to hold, or failure to be valid or in full force and effect, would not have a Material Adverse Effect.  The Company is in compliance in all material respects with Applicable Law and, the Company has not received, as of the date hereof, any notice of any violation of any Applicable Law.

(e) Taxes.

(i)
The Company has timely filed (or caused to be filed) all income and other material Tax Returns  (including Pass-Through Tax Returns) required to be filed by it with the appropriate taxing authority (taking into account any available extensions), and all such returns were correct and complete in all material respects;

(ii)
the Company has paid all income and other material Taxes due and owing (whether or not shown on any Tax Return);

(iii)
there is no Lien for Taxes upon any of the assets of the Company, other than Permitted Liens; and

(iv)
the Company has not been served with process in respect of any proceedings by a taxing authority with regard to Taxes of the Company that are currently pending, and all deficiencies of Taxes asserted or assessments of Taxes made, if any, as a result of examinations of the Company have been paid in full.

(f) No Litigation or Outstanding Indemnification Obligations.  Other than matters which are subject to the Release Agreement, there is no actual or pending action, suit, investigation or proceeding before any Governmental Entity to which the Company is or is threatened in writing to be a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.  The Company has no outstanding indemnification obligations owing to any Member, including in connection with the Arbitration.

(g) Financial Statements; No Undisclosed Liabilities.  Section 3.7(g) of the Disclosure Schedule sets forth (i) the audited balance sheet of the Company as of December 31, 2021 and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended and (ii) the unaudited balance sheet of the Company as of June 30, 2022 and the related statements of income and cash flows (or the equivalent) for the fiscal quarter then ended (the “Current Balance Sheet”).  Each of the financial statements referenced above (including in all cases the notes thereto, if any), fairly presents the financial condition of the Company as of the respective dates thereof and the operating results of the Company for the periods covered thereby and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the foregoing clause (ii), to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company).  As of the Closing Date, the Company has no liabilities of any type whatsoever whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet except for (i) liabilities reflected or reserved against the Current Balance Sheet; (ii) liabilities incurred since June 30, 2022 in the ordinary course that do not, in the aggregate, exceed *redacted*; and (iii) those liabilities set forth on Section 3.7(g)(iii) of the Disclosure Schedule.

3.8
Litigation.  There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller or any of its Affiliates (other than the Company) is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

3.9
Compliance with Law.

(a) Neither the Seller nor any of any of its Affiliates (other than the Company) is in violation of, and to the Knowledge of the Seller, neither the Seller nor any of its Affiliates (other than the Company) is under investigation with respect to, nor has the Seller or any of its Affiliates (other than the Company) been threatened to be charged with or given notice of any violation of, any Applicable Law, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in violation of, and to the Knowledge of the Seller, the Company is not under investigation with respect to, nor has the Company been threatened to be charged with or given notice of any violation of, any Applicable Law, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10
No Undisclosed Events or Circumstances.  Except for the Transactions, no event or circumstance has occurred or exists with respect to the Company or its business, properties, operations or financial condition, which, under Applicable Law, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or the Company or any of their respective Affiliates which questions the validity of any of this Agreement, the Related Documents or the Transactions or any action taken or to be taken in connection with the Transactions.

3.11
LLC Agreement.

(a) Copies.  Attached hereto as Exhibit D is a true, correct and complete copy of the LLC Agreement.  The Seller has made available to the Purchaser true, correct and complete copies of all capital accounts, audited financial statements, Tax returns of the Company for the last three (3) years.

(b) Enforceability.  The LLC Agreement is a valid and binding obligation of the Seller, the Company, and, to the Knowledge of Seller, Theravance Biopharma.  The LLC Agreement is enforceable against the Members, the Manager and the Company in accordance with its terms, subject to any limitations on enforceability under Bankruptcy Laws.  None of the Parent, the Seller or the Company has received any notice in connection with the LLC Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the Company’s right to receive the Trelegy Royalty without set-off of any kind.

(c) No Waivers or Release.  None of the Seller (or its predecessors or Affiliates) or Theravance Biopharma (or its predecessors or Affiliates) has granted any material waiver under the LLC Agreement or has released any other party, in whole or in part, from any of its material obligations under the LLC Agreement.

(d) No Termination, Dissolution or Winding-Up.  No party to the LLC Agreement (or any predecessor party to the LLC Agreement) has given any notice of termination, dissolution or winding-up of the LLC Agreement or the Company to any other party (or predecessor) to the LLC Agreement (whether in whole or in part).  To the Knowledge of the Seller (and any predecessor or Affiliate thereof), no event has occurred that would give rise to the expiration or termination of the LLC Agreement or a dissolution or winding-up of the Company.

(e) No Breaches or Defaults.  There is and has been no material breach or default under any provision of the LLC Agreement by the Seller, and to the Knowledge of the Seller any other party thereto (or any predecessor or Affiliate thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any such breach or default by the Seller, and to the Knowledge of the Seller, any other party to the LLC Agreement.

(f) Payments Made.  As of the date hereof, the Company has no outstanding unresolved claim regarding payments due and payable under the LLC Agreement by the Company to the Seller (or any predecessor or Affiliate thereof).  Section 3.11(f) of the Disclosure Schedule lists all payments made to the Seller (or any predecessor or Affiliate thereof) and to Theravance Biopharma (or any predecessor or Affiliate thereof) under the LLC Agreement since January 1, 2019.

(g) No Indemnification Claims or Advances.  Except in connection with the Arbitration, none of the Members, Manager, Officer or any other Person has notified the Company of any claims for indemnification under the LLC Agreement, whether pursuant to Article 13 thereof or otherwise.  As of the date of this Agreement, the Arbitration is no longer pending, and the Seller (and any predecessor or Affiliate thereof) has no outstanding payment obligations thereunder.  Since January 1, 2019, no advances have been made to the Company pursuant to Section 4.5 of the LLC Agreement.

3.12
Brokers.  No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions.

3.13
Bank Accounts.  Section 3.13 of the Disclosure Schedule (a) lists the names, account numbers and authorized signatories of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box and (b) contains a list of all cash and cash equivalents held by the Company as of the date hereof.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

4.1
Organization, Standing, Qualification and Power.  The Purchaser is an Irish collective asset-management vehicle that is duly organized, validly existing and in good standing under the laws of the Republic of Ireland.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which a license or qualification is required for it to perform its obligations under this Agreement, except where the failure to be so licensed or qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the consummation of the transactions contemplated by this Agreement.

4.2
Authority; Execution and Delivery; and Enforceability.  The Purchaser has all requisite right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to any limitation on enforceability under Bankruptcy Laws.

4.3
No Conflicts; Consent; No Vote.

(a) The execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms or provisions hereof (i) violates or will result in a violation of, conflict with or constitute or results in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligations under, any provision of the Organizational Documents of the Purchaser or (ii)  violates or will result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Applicable Law, or any restriction imposed by, any court of Governmental Entity applicable to the Purchaser or any of its properties or assets.  No approval, vote or consent is required by the Seller’s shareholders to approve this Agreement or to consummate the Transactions.

(b) No Permit, Order, qualification of, or registration, declaration, notice or filing with, any Governmental Entity is required for or in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, other than where the failure to obtain or deliver, as applicable, such Permit, Order, qualification, registration, declaration, notice or filing, would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

4.4
Litigation.  There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the knowledge of the Purchaser, threatened to which the Purchaser or any of its Affiliates is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

4.5
The Purchaser’s Business Investigation.  The Purchaser is a sophisticated Person, and has engaged expert advisors, familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that is capable of evaluation the merits and risks of such transactions.  The Purchaser has negotiated this Agreement on an arms-length basis and has had an opportunity to consult with its legal and financial advisors concerning this Agreement and its subject matter.  The Purchaser has conducted its own independent review and analysis of the Company, and its business, assets, condition (financial or otherwise), results of operations and prospects, and, based thereon, has formed an independent judgment concerning such business, assets, condition, operations and prospects.  The Purchaser and its Representatives have been provided adequate access to the properties, premises and records of the Company for the purpose of such review and analysis.  In entering into this Agreement, Purchaser affirms, acknowledges and agrees that it has relied exclusively upon its own investigation and analysis and only those representations and warranties of the Seller expressly contained herein and in the Related Documents, and Purchaser acknowledges that, other than as set forth in this Agreement and the Related Documents, none of Seller or the Company, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or Representatives, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser and its agents or other Representatives prior to the execution of this Agreement.  The Purchaser has (a) had adequate opportunity to visit with the Company and meet with its Representatives to discuss the Company and its business, assets, condition (financial or otherwise), results of operations and prospects, and (b) received, to its full and complete satisfaction, all materials and information requested by the Purchaser or its Representatives and has been afforded adequate opportunity to obtain any additional information necessary to verify the accuracy of any such materials or information or of any representation or warranty made by the Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby.  Except as expressly set forth in this Agreement, none of the Company, the Seller, any of its Affiliates or any Representatives of any of the foregoing has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Purchaser or its Representatives prior to the date hereof.  The Purchaser acknowledges that none of the Seller or any of its Affiliates are acting as a fiduciary or financial investment adviser to the Purchaser in connection with the Transactions, and has not given the Purchaser any investment advice, opinion or other information on whether the purchase of the Seller Equity is prudent.

4.6
Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser affirms, acknowledges and agrees that none of the Company, Seller or any other Person makes or has made any representations or warranties whatsoever, express or implied, as to the Company, the Seller or the transactions contemplated hereby beyond those expressly given by Seller in Section 3 (as modified by the Disclosure Schedules hereto, as supplemented and amended in accordance with this Agreement) or in the Related Documents.  The Purchaser affirms, acknowledges and agrees that any claims the Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller expressly set forth in Section 3 (as modified by the Disclosure Schedules hereto, as supplemented and amended in accordance with this Agreement) or in the Related Documents.

4.7
No Distribution; Investment Intent.  The Purchaser is acquiring the Seller Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of the Seller Equity.  The Purchaser acknowledges that the Seller Equity has not been registered under the Securities Act or any state or foreign securities laws and that the Seller Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or and any applicable state or foreign securities laws.

4.8
Available Funds.  The Purchaser has and will have sufficient cash on hand to pay the Purchase Price in accordance with the terms of this Agreement.  The Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

4.9
Brokers.  No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions.

SECTION 5

COVENANTS AND AGREEMENTS

5.1
Preservation of the Company.  The Seller agrees that, during the period from the date hereof through the earlier of the Closing or the date of termination of this Agreement, except to the extent the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall cause the Company to conduct its business in the ordinary course and, except as otherwise provided in this Section 5.1, consistent with past practice.  In furtherance thereof, the Seller shall not (a) sell, transfer, hypothecate, assign or in any manner convey or impose any Lien of any kind on (i) the Seller Equity (other than the sale to the Purchaser contemplated under this Agreement) or (ii) any rights or assets under the LLC Agreement or the Master Agreement, or (b) otherwise knowingly take any action (or refrain from taking any action) that would reasonably be expected to give rise to a breach or default or termination right under the LLC Agreement, the Master Agreement or the Collaboration Agreement.  Additionally, the Seller shall not cause or permit to the Company to, and shall cause the Company to not, (a) except for the Asset Distribution, sell, transfer, dispose, distribute, hypothecate, assign or in any manner convey or impose any Lien of any kind on any LLC Assets, including (i) the Trelegy Royalty, or (ii) any rights or assets under the Collaboration Agreement, (b) incur any indebtedness for borrowed money, (c) acquire ownership of any equity, partnership, membership, joint venture, or similar interest in, or any interest convertible into or exercisable for any such equity, partnership, membership, joint venture, or similar interest in, any Person, or (d) knowingly take any action (or refrain from taking any action) that would reasonably be expected to give rise to a breach, default or termination right under the Collaboration Agreement or the LLC Agreement.  The Seller agrees to provide written notice to the Purchaser as promptly as practicable, and in any event prior to the Closing, of the Seller becoming aware of any breach or breach threatened in writing, termination or termination threatened in writing, any modification, amendment waiver, or proposed modification, amendment of waiver of, to or under the Collaboration Agreement, the Master Agreement or the LLC Agreement.  To the extent any LLC Assets are distributed or otherwise paid out of the Company prior to the Closing, except as expressly contemplated by this Section 5.1 or except as is deductible from the TRC Cash Amount to be paid to Theravance Biopharma at the closing of the Theravance Biopharma Transaction, the amount of such distribution or payment shall be deducted from the TRC Cash Amount to be paid to the Seller at Closing.

5.2
Access to Information.  The Seller shall cause the Company to provide the Purchaser and its Representatives reasonable access upon reasonable notice during normal business hours from the date hereof until the Closing to all Books and Records, in each case, at the Purchaser’s sole expense; provided, that (i) such access does not disrupt the normal operations of the Company and (ii) the Company is not under any obligation to disclose to the Purchaser any information the disclosure of which, in the reasonable judgment of the Company on the advice of outside legal counsel independent from GSK, is restricted by Contract (but taking into account the Master Consent and Theravance Master Consent), Applicable Laws, including Antitrust Laws, or is subject to attorney-client privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality.

5.3
Cooperation.  The Seller shall, and shall cause the Company to, and the Purchaser shall, use commercially reasonable efforts to obtain, and to cooperate with the other party to take any and all such actions as maybe be reasonably required to obtain, all such authorizations, approvals and consents from, or to make any applications, filings or other submissions to, any Governmental Entities as maybe be reasonably required in connection with the Transactions; provided however, in furtherance of the foregoing, in no event shall the Purchaser, Seller or the Company or any of their Affiliates be required to waive any material rights, amend any contracts, incur any material expenses or otherwise take any action that is materially detrimental to such Person.

5.4
Confidentiality; Authorized Disclosure.

(a) Except as provided in this Section 5.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(i)
was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)
is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(v)
is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

(b) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)
prosecuting or defending litigation;

(ii)
complying with Applicable Laws, including regulations promulgated by securities exchanges;

(iii)
complying with a valid Order;

(iv)
for regulatory, tax or customs purposes;

(v)
for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi)
disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vii)
upon the prior written consent of the Disclosing Party; or

(viii)
disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent (A) that the Disclosing Party determines in good faith that the information to be disclosed is material to an investment in the Disclosing Party (or any Affiliate thereof) and is customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure, or (B) that the information is the sales of the Collaboration Product and such information is to be included in the Purchaser’s financial reports to its investors.

(c) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 5.4(b)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information and to avoid and/or minimize the extent of such disclosure.

(d) Except for a press release previously approved in form and substance by the Seller and the Purchaser or any other public announcement using substantially the same text as such press release, neither the Purchaser nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).

5.5
Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each of the Purchaser and the Seller shall, and the Seller shall cause the Company to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things reasonably necessary under Applicable Law to consummate the Transactions; provided however, in furtherance of the foregoing, in no event shall the Purchaser, the Seller or the Company or any of their respective Affiliates be required to waive any rights, amend any Contracts, incur any material expenses or otherwise take any action that is materially detrimental to such Person.  Without limiting the foregoing, promptly following the date hereof, the Company and the Seller shall use commercially reasonable efforts to cause signature authority for all bank accounts of the Company to be transferred to individuals designated by the Purchaser immediately following the Closing.

5.6
Expenses; Transfer Taxes.  Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement, the Related Documents and the Transactions shall be paid by the party hereto incurring such expense.

5.7
Other Payment Obligations.

(a) In the event that any 2022+ Royalty is paid directly to the Seller and not to the Company prior to the Closing (and is not contributed back to the Company by the Seller), the Seller agrees to pay such amount directly to the Purchaser within ten (10) Business Days of the Closing.

(b) If, following the Closing, notwithstanding the terms of this Agreement, the Master Consent, the Theravance Master Consent, and the Collaboration Agreement, GSK makes any payment in respect of any portion of the 2022+ Royalty to the Seller (or to any of the Seller’s Affiliates or designees) instead of to the Company, the Seller shall pay such amount to the Company, promptly (and in any event within ten (10) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Company.  The Seller shall notify the Purchaser of such wire transfer and provide reasonable details regarding the 2022+ Royalty payment so received by the Seller.  The Seller agrees that, in the event any such payment is paid to the Seller, the Seller shall (i) until paid to the Purchaser, hold such payment received in trust for the benefit of the Purchaser and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(c) If, following the Closing, the Company or the Purchaser (or any of their Affiliates or designees) receive any payment from GSK in respect of Net Sales of the Assigned Collaboration Products occurring prior to January 1, 2022 (irrespective of when such payment is received), the Purchaser shall pay fifteen percent (15%) of such amount to the Seller, promptly (and in any event within ten (10) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller.  The Purchaser shall notify the Seller of such wire transfer and provide reasonable details regarding the payment from GSK so received by the Purchaser.  The Purchaser agrees that, in the event any such payment is paid to the Company or the Purchaser, the Purchaser shall (and shall cause the Company to) (i) until paid to the Seller, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

5.8
Transfers after the Closing Date.

(a) If, at any time after the Closing, the Seller acquires or determines that it possesses any assets related to the LLC Business (and not to the Seller Business) that constitute Assigned Assets, then the Seller shall as promptly as practicable transfer or cause to be transferred such assets to the Company, at the expense of the Seller, and the Company shall accept such transfer and/or assume, for no consideration, such asset, including any and all economic benefits generated from such asset after the Closing Date, to the Company.  Each such transferred asset shall be deemed an Assigned Asset, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(b) If at any time after the Closing, the Company determines that it owns any assets that should have been distributed pursuant to the Asset Distribution, or that otherwise relate to the Seller Business, then the Purchaser shall cause the Company to, as promptly as practicable, transfer or cause to be transferred to the Seller (at Seller’s expense) such assets, including any and all economic benefits generated from such assets after the Closing Date, for no consideration.

5.9
Further Assurances; No Impairment of the Purchaser’s Rights; Waiver.  After the Closing, the Seller and the Purchaser agree to execute and deliver, and the Purchaser agrees to use commercially reasonable efforts to cause Theravance Biopharma (or its Affiliates) to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the Transactions and the transactions contemplated by the Theravance Biopharma EPA.  For the avoidance of doubt, the Seller and the Purchaser agree that this Agreement shall be deemed to constitute any waiver, assignment, modification or amendment as may be required by the Seller (including in its capacity as the Manager and the holder of the Class A Units) under the LLC Agreement to effectuate the Transactions.

5.10
Taxes.

(a) Intended Tax Treatment.  For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax law that follows the U.S. federal income tax treatment), the parties to this Agreement agree to treat the transactions contemplated by this Agreement and the Theravance Biopharma Transaction, together, in accordance with Rev. Rul. 99-6, Situation 2. Except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax law, the parties (A) will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the immediately preceding sentence, and (B) will not, and will cause each of their respective Affiliates not to, take any position inconsistent with the immediately preceding sentence.

(b) Pass-Through Tax Returns.  After the Closing, Seller shall prepare or cause to be prepared all Pass-Through Tax Returns (including, for the avoidance of doubt, the final Form 1065 partnership return for the tax period of the Company ending on the Closing Date), provided, that (i) Seller shall provide a draft of each such Pass-Through Tax Return to Purchaser at least thirty (30) days prior to the due date of such Pass-Through Tax Return (taking into account available extensions) for its approval (not to be unreasonably withheld or conditioned), and shall consider in good faith any changes reasonably requested by Purchaser, and (ii) Seller shall timely file (or cause to be timely filed) such Pass-Through Tax Returns, as approved by Purchaser.

(c) Tax Contests.  Purchaser shall promptly notify Seller in writing following the receipt of any notice, or becoming aware, of any proceeding, audit or other similar examination with respect to any Pass-Through Tax Return (each, a “Pass-Through Tax Contest”) or any other Taxes of the Company for which Seller has an indemnification obligation pursuant to this Agreement (each, a “Tax Contest”).  Seller shall have the sole right, in its discretion, to control the conduct of any Pass-Through Tax Contest; provided, that Seller shall keep Purchaser reasonably apprised of the progress of such Pass-Through Tax Contest and Seller shall not settle such Pass-Through Tax Contest without Purchaser’s prior consent (not to be unreasonably withheld, conditioned or delayed).  Purchaser shall have the sole right, in its discretion, to control the conduct of any Tax Contest; provided, that Purchaser shall keep Seller reasonably apprised of the progress of such Tax Contest and Purchaser shall not settle such Tax Contest without Seller’s prior consent (not to be unreasonably withheld, conditioned or delayed).

(d) Post-Closing Tax Actions.  Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (and shall cause its Affiliates, including the Company, not to) take any of the following actions: (i) file (except in accordance with Section 5.10(c)), re-file, amend or otherwise modify any Tax Return, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Tax Return, (iii) make, change or revoke any election or accounting method or practice related to any Tax Return, (iv) make or initiate any voluntary contact with a Governmental Entity regarding Tax Returns, in the case of each of clauses (i)-(iv), that relate to any Pass-Through Tax Return or any other Taxes of the Company for which Seller may have an indemnification obligation under this Agreement or (v) take any other action or make any Tax election with respect to the transactions contemplated by this Agreement, to the extent such action would be reasonably expected to result in the Seller (or their direct or indirect owners) being liable for additional Taxes (including pursuant to any indemnification obligation under this Agreement).

(e) Cooperation.  Purchaser, the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by any other, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include reasonably furnishing or making available during normal business hours each party’s personnel; executing reasonably necessary powers of attorney; and retaining and (upon a party’s request) providing records and information that are reasonably relevant to the preparation of any such Tax Return (including, for the avoidance of doubt, any Pass-Through Tax Return) or to any such action, in each case as soon as practicable, and, in any event, no later than thirty (30) days after receiving a request.  The Purchaser, the Company, and Seller shall (a) retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any pre-Closing period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extension thereof) for any audit or claim that could be brought with respect to the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Entity, and (b) give the other parties reasonable written notice, and, in any event, not less than thirty (30) days written notice, before transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

5.11
Theravance Biopharma EPA.  Attached as Exhibit G hereto is a true, complete and correct, unredacted copy of the equity purchase agreement executed by the Purchaser and Theravance Biopharma (or any of its Affiliates), including all schedules and exhibits thereto (the “Theravance Biopharma EPA”).  Other than the Theravance Biopharma EPA, the Theravance Master Consent, and the Related Documents, neither Purchaser nor any of its Affiliates have entered into any Contract with Theravance Biopharma or any of its Affiliates, whether or not written, related to the subject matter of this Agreement, including the transfer of the Equity to the Purchaser or that relates to payments associated with the sale or license of the Assigned Collaboration Products (collectively, an “Other Theravance Agreement”).  The Purchaser shall not agree to amend or make any amendments to or waive any rights under the Theravance Biopharma EPA (including any right to indemnification), or enter into, amend or waive any rights under any Other Theravance Agreement after the date of this Agreement without the prior written consent of the Seller; provided that following the one year anniversary of the Closing, the Purchaser or its Affiliates may (i) agree to amend or make any amendments to or waive any rights under the Theravance Biopharma EPA (including any right to indemnification), provided that any such waiver or amendment would not reasonably be expected to have an adverse impact on the Seller (including in respect of its indemnification obligations hereunder) or (ii) enter into Contracts with Theravance Biopharma related to the Assigned Collaboration Products or royalties or other payments in connection therewith, so long as, in the case of clauses (i) and (ii), such agreement, amendment, waiver or Contract is negotiated on arms-length market-based terms in effect at such time.

SECTION 6

CONDITIONS PRECEDENT

6.1
Conditions to Each Party’s Obligations.

The respective obligation of each party hereto to consummate the Transactions on the Closing Date is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) Governmental Approvals.  All waiting periods (and extensions thereof) (if any) applicable to the Transactions imposed by a Governmental Entity shall have expired or otherwise been terminated, and all other approvals, clearances, consents or permits of Governmental Entities required to be obtained prior to the Closing and the consummation of the Transactions shall have been obtained, in each case without any conditions thereto.

(b) No Laws or Orders.  No Applicable Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Entity or deemed applicable to the Transactions, and no permanent injunction or other Order of any Governmental Entity shall have been imposed or entered into and be in effect, and there shall not be any pending or overtly threatened proceeding by any Governmental Entity, in each case, which would, or seeks to, (i) prevent, restrain or otherwise impede the performance of this Agreement or the consummation of any of the Transactions, (ii) make illegal or declare unlawful the Transactions or (iii) cause such Transactions to be rescinded following consummation thereof.

6.2
Additional Conditions to Obligations of the Purchaser.

The obligation of the Purchaser to consummate the Transactions on the Closing Date is subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing, of the following conditions:

(a) (i) The representations and warranties (other than the Fundamental Representations) set forth in Section 3 (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct on the date hereof and on the Closing Date as though made at each such time (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except in each case to the extent that the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct in all respects on the date hereof and on the Closing Date as though made at each such time (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date).

(b) The Seller shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(c) There shall not have occurred any Material Adverse Effect since the date hereof.

(d) The Release Agreement, Theravance Biopharma EPA, Master Consent and Theravance Master Consent shall have been executed and delivered by the counterparties thereto and remain in full force and effect in the form attached to this Agreement.

(e) The Asset Distribution shall have been completed.

(f) The Purchaser shall have received a certificate dated as of the Closing Date from the Seller, in a form reasonably satisfactory to the Purchaser, certifying that the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(e) have been fulfilled.

(g) The closing of the Theravance Biopharma Transaction shall have been consummated.

6.3
Additional Conditions to the Obligation of the Seller.

The obligation of the Seller to consummate the Transactions on the Closing Date is subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of the following conditions:

(a) The representations and warranties set forth in Section 4 (without giving effect to any materiality qualifiers contained therein) shall be true and correct on the date hereof and on the Closing Date as though made on such date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except in each case to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to interfere with, impair, delay or have any adverse effect whatsoever on the consummation by the Purchaser of the transactions contemplated hereby, or the performance of any of its obligations hereunder, including with respect to the Milestone Payment.

(b) The Purchaser shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(c) The Seller shall have received a certificate from the Purchaser, dated as of the Closing Date, signed by a duly authorized person of RP Management, LLC, as the manager of the Purchaser, certifying that the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(f) have been fulfilled.

(d) The Asset Distribution shall have been completed.

(e) The Release Agreement, Theravance Biopharma EPA, Master Consent and Theravance Master Consent shall have been executed and delivered by the counterparties thereto and remain in full force and effect in the form attached to this Agreement.

(f) The closing of the Theravance Biopharma Transaction shall have been consummated.

6.4
Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

SECTION 7

TERMINATION

7.1
Termination of Agreement.

This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser by written notice to the other party, if the Closing has not taken place on or before the date that is thirty (30) Business Days from the date hereof (the “Expiration Date”), or such later date as the Seller and the Purchaser may agree in writing if the Closing shall not have been consummated by the Expiration Date; provided, however, that the right to terminate this Agreement under Section 7.1(b) shall not be available to any party hereto whose material breach of any representation, warranty or covenant contained in this Agreement has been the principal cause of the failure of the Closing to be consummated by such time;

(c) by the Seller if the Purchaser breaches in any material respect any of its representations or warranties contained in Section 4 or breaches or fails to perform in any material respect any of its covenants or obligations contained in this Agreement or the Related Documents, in each case, which breach or failure to perform (i) would render a condition precedent to the Seller’s obligations set forth in Sections 6.1 or 6.3 not capable of being satisfied prior to the Expiration Date; and (ii) after the giving of written notice of such breach or failure to perform to the Purchaser by the Seller, cannot be cured or, if curable, has not been cured by the earlier of the Expiration Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Seller if the Seller is then in breach of any representation, warranty or covenant contained in this Agreement or the Related Documents and such breach causes or would reasonably be expected to cause any of the conditions to the obligations of the Purchaser as set forth in Sections 6.1 or 6.2 not to be satisfied;

(d) by the Purchaser if the Seller breaches in any material respect, any of its representations or warranties contained in Section 3, or if the Seller breaches or fails to perform in any material respect any of its covenants or obligations contained in this Agreement or the Related Documents, in each case, which breach or failure to perform (i) would render a condition precedent to the Purchaser’s obligations set forth in Sections 6.1 or 6.2 not capable of being satisfied prior to the Expiration Date; and (ii) after the giving of written notice of such breach or failure to perform to the Seller by the Purchaser, cannot be cured or, if curable, has not been cured by the earlier of the Expiration Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Purchaser if the Purchaser is then in material breach of any representation, warranty or covenant contained in this Agreement and such breach causes or would reasonably be expected to cause any of the conditions to the obligations of the Seller as set forth in Sections 6.1 or 6.3 not to be satisfied; or

(e) by the Purchaser upon the occurrence of a Material Adverse Effect if such Material Adverse Effect is not capable of being cured, or, if curable, would not reasonably be expected to be cured by the Expiration Date.

7.2
Effect of Termination.  If this Agreement is validly terminated in accordance with Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.4 (Confidentiality; Authorized Disclosure), Section 5.6 (Expenses), this Section 7.2, Section 8 (Indemnification) and Section 9 (General Provisions).  Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

SECTION 8

INDEMNIFICATION

8.1
Survival.  The representations and warranties of the Seller contained in Section 3 of this Agreement shall survive for *redacted* following the Closing Date, except that (a) the representations and warranties set forth in Section 3.7(e) (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations and (b) the Fundamental Representations shall survive indefinitely.  The representations and warranties of the Purchaser contained in Section 4 of this Agreement shall survive indefinitely.  (The survival periods referred to in each of the preceding sentences shall be referred to as a “Survival Period”.)  Either party must give notice to the other party of any claim for indemnification under this Section 8 in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the applicable Survival Period.  Upon the end of the applicable Survival Period, the applicable representations and warranties shall expire and be of no further force or effect, except if a written claim or written notice is given under this Section 8 with respect to any breach of the applicable representation or warranty prior to the expiration of the applicable Survival Period, such claim and the applicable representation or warranty solely with respect to such claim (and not any other claim) shall continue indefinitely until such claim is finally resolved.  All covenants and agreements contained in this Agreement or instruments delivered pursuant hereto shall survive until fully performed.

8.2
Indemnification.  Subject to Section 8.4:

(a) Following the Closing, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates, the Company, and their respective directors, managers, trustees, officers, agents and employees (the “Purchaser Indemnified Parties”) from, against and in respect of (i) all Losses suffered or incurred by the Purchaser Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties of the Seller in this Agreement (other than the Company Representations) or (without duplication of the recovery of any Losses) under the Related Documents, or any certificate, document or instrument delivered hereunder or thereunder, (B) any breach of any of the covenants or agreements of the Seller in this Agreement or (without duplication of the recovery of any Losses) under the Related Documents, or any certificate, document or instrument delivered hereunder or thereunder, and (C) the Private Equity Assets and (ii) 15% of all Losses suffered or incurred by the Purchaser Indemnified Parties to the extent arising out of or resulting from Seller’s breach of any Company Representations; provided that, notwithstanding the foregoing clause (ii), but subject to the other limitations in this Agreement (including the limitations set forth in Section 8.4), the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses arising or resulting from the breach of one or more Core Representations or Seller’s Willful Breach of one or more Company Representations.

(b) Following the Closing, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties of the Purchaser in this Agreement or (without duplication of the recovery of any Losses) under the Related Documents, or any certificate, document or instrument delivered hereunder or thereunder, (B) any breach of any of the covenants or agreements of the Purchaser in this Agreement or (without duplication of the recovery of any Losses) under the Related Documents or any certificate, document or instrument delivered hereunder or thereunder, or (C) the operation of the Company or matters related to the Assigned Assets, each to the extent arising after the Closing.

8.3
Notice of Claims.  If either a Purchaser Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Purchaser Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Section 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Section 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or the Related Document, as applicable, in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.3, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Section 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

8.4
Limitations on Liability.

(a) Notwithstanding anything herein to the contrary, the Seller shall have no obligation to indemnify any Purchaser Indemnified Party pursuant to Section 8.2(a)(i)(A) or Section 8.2(a)(ii) unless and until the aggregate amount of all of the Purchaser Indemnified Parties’ claims for indemnification for Losses under such Sections exceeds, on a cumulative and aggregate basis, *redacted* (the “Tipping Basket”), whereupon the Seller shall be obligated to indemnify any Purchaser Indemnified Parties pursuant to Section 8.2(a)(i)(A) or Section 8.2(a)(ii) for the aggregate amount of the Purchaser Indemnified Parties’ claims for indemnification for Losses under such Sections, including those within such Tipping Basket amount.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate Losses to be paid by the Seller pursuant to Section 8.2(a)(i)(A) and Section 8.2(a)(ii) exceed *redacted*, except for Losses arising out of any breaches of the Fundamental Representations, the Core Representations or for the Seller’s Willful Breach of any of the other representations and warranties made by the Seller in this Agreement or (without duplication of the recovery of any Losses) under the Related Documents, or any certificate, document or instrument delivered hereunder or thereunder; provided further that in no event shall the aggregate Losses to be paid by Seller pursuant to *redacted* exceed *redacted*.

(b) No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Section 8 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any representation, warranty, covenant or agreement of such party (including under this Section 8) in or pursuant to this Agreement.  Notwithstanding the foregoing, any party shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Section 8, for Losses that include any portion of any royalty payment under the Collaboration Agreement that such party was entitled to receive but did not receive timely or at all due to the other party’s breach of any covenant under this Agreement, and such entitlement to payment shall not be deemed consequential, punitive, special or incidental damages for any purpose of this Agreement.

(c) Each Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder including pursuing any available insurance claims or claims against third parties.  In no event shall any Indemnified Party be entitled to recover more than once for any Loss including with respect to a Purchaser Indemnified Party, recovery of Losses from Theravance Biopharma (and its Affiliates) under the Theravance Biopharma EPA or otherwise.

8.5
Third Party Claims.  Following the receipt of notice provided by a Purchaser Indemnified Party pursuant to Section 8.3 of any Third Party Claim, a Seller Indemnifying Party shall have the right to defend such claim, at such Seller Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Purchaser Indemnified Party.  If the Seller Indemnifying Party assumes the defense of such claim, the Purchaser Indemnified Party shall, at the request of the Seller Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Seller Indemnifying Party shall bear the Purchaser Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Seller Indemnifying Party is conducting the defense of such claim as provided in this Section 8.5, the Purchaser Indemnified Party may retain separate co-counsel at its expense and may participate in, but not control, the defense of such claim, and the Seller Indemnifying Party shall not consent to the entry of any Order or enter into any settlement with respect to such claim without the prior written consent of the Purchaser Indemnified Party unless such Order or settlement (A) provides for the payment by the Seller Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality and similar obligations relating to such claim, Order or settlement), (B) results in the full and general release of the Purchaser Indemnified Party from all liabilities arising out of, relating to or in connection with such claim, and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Order, or the rights of any Person.  In the event the Seller Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim as so provided, (i) the Purchaser Indemnified Party may defend against such Third Party Claim, provided that it shall not consent to the entry of any Order or enter into any settlement with respect to, such claim absent the prior written consent of the Seller (not to be unreasonably withheld, delayed or conditioned) unless such settlement or Order does require any payment or other obligation from any Seller Indemnifying Party (it being understood that any material breach of the foregoing shall relieve the Seller Indemnifying Parties from any indemnification obligation with respect to such Third Party Claim),(ii) subject to the limitations set forth in Section 8.4, the Seller Indemnifying Party shall reimburse the Purchaser Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices (subject to an undertaking from the Purchaser (or an Affiliate thereof) in form and substance reasonably acceptable to the Seller to repay any such reimbursements if ultimately determined by a court of competent jurisdiction that the Purchaser Indemnified Parties were not entitled to indemnification hereunder) and (iii) the Seller Indemnifying Party shall remain responsible for any Losses the Purchaser Indemnified Party may suffer as a result of such claim to the full extent provided in this Section 8.

8.6
Exclusive Remedy.  Except as set forth in Section 9.4, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Section 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for fraud and claims under the Related Documents shall not be waived or limited in any way by this Section 8.

SECTION 9

GENERAL PROVISIONS

9.1
Binding Effect; Assignment.  This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and the rights, interests and obligations hereunder may not be assigned or otherwise transferred (in whole or in part and including by transfer by operation of law) by the Seller or the Parent without the prior written consent of the Purchaser.  The Purchaser may, without the prior written consent of the Seller, assign or transfer this Agreement and its rights, interests and obligations hereunder (in whole or in part); provided, further, however, no such assignment or transfer by the Purchaser shall relieve the Purchaser of any of its obligations or agreements hereunder including to make payments of the Purchase Price to the Seller.  Any attempted assignment or transfer in violation of this Section 9.1 shall be null and void.

9.2
No Third-Party Beneficiaries.  Other than as expressly set forth in Section 8 with respect to the Purchaser Indemnified Parties, the Seller Indemnified Parties and the Company, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

9.3
Notices.  All notices and other communications under this Agreement shall be in writing and shall be by e-mail (including with PDF attachment), facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.3:

(i)
if to the Purchaser, to:

Royalty Pharma Investments 2019 ICAV
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention:  George Lloyd
Email:  *redacted*

with copies (which shall not constitute notice) sent to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:  Arthur R. McGivern, Jacqueline Mercier & Robert M. Crawford, Jr.
Email:  AMcGivern@goodwinlaw.com,
jmercier@goodwinlaw.com and
RCrawford@goodwinlaw.com

(ii)
if to the Seller, to:

Innoviva TRC Holdings LLC
1350 Old Bayshore Hwy, Suite 400
Burlingame, CA 94010
Attention: Pavel Raifeld
Email:  *redacted*

with copies (which shall not constitute notice) sent to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf, Jared Fertman
E‑mail: rleaf@willkie.com, jfertman@willkie.com

(iii)
if to the Parent, to:

Innoviva, Inc.
1350 Old Bayshore Hwy, Suite 400
Burlingame, CA 94010
Attention: Pavel Raifeld
Email:  pavel.raifeld@INVA.com

with copies (which shall not constitute notice) sent to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf, Jared Fertman
E‑mail: rleaf@willkie.com, jfertman@willkie.com

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, (c) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (d) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

9.4
Specific Performance.  Each of the parties hereto acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated.  Accordingly, notwithstanding Section 8, each of the parties hereto agrees that, without posting bond or other undertaking, the other party hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be inadequate.

9.5
Headings.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6
Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF” or DocuSign, shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

9.7
Entire Agreement.  This Agreement and the Related Documents, including the Disclosure Schedule, exhibits and other schedules attached hereto and thereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

9.8
Amendments and Waivers.  This Agreement may be amended, modified or supplemented only in a writing signed by Seller and Purchaser; provided that any amendment, modification or supplement to Section 9.11, Section 9.12 or this Section 9.8 shall also require the written consent of Parent.  Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.  The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

9.9
Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.10
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.11
Consent to Jurisdiction; Waiver of Jury Trial.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE PURCHASER, THE SELLER AND THE PARENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE PURCHASER, THE SELLER AND THE PARENT EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE PURCHASER, THE SELLER AND THE PARENT EACH HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE PURCHASER, THE SELLER AND THE PARENT EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE PURCHASER, THE SELLER OR THE PARENT IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.3 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PURCHASER, THE SELLER AND THE PARENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING.  EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

9.12
Parent Guaranty.  Subject to the terms and conditions set forth in this Section 9.12, the Parent (i) hereby unconditionally guarantees the due and punctual payment and performance of all of the Seller’s indemnification obligations under Section 8 of this Agreement or the Related Documents (taking into consideration, if and to the extent applicable, the Tipping Basket) and (ii) covenants to procure and cause the Seller to take such actions that may be necessary or useful to support and duly complete the performance of the Seller’s obligations under this Agreement through the Closing (the “Parent Guaranty”). This Parent Guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligations by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of the Parent.  The Parent hereby waives all its rights to subrogation arising out of any payment or performance by the Parent under this Parent Guaranty.  The Parent hereby waives all its rights to subrogation arising out of any payment or performance by the Parent under this Parent Guaranty.  The obligations of the Parent hereunder shall be absolute and unconditional, and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of the Seller with or into any corporation, or any sale or transfer by the Seller or all or any part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Seller, or (c) any modification, alteration, amendment or addition of or to the Agreement.  The Parent hereby waives all suretyship defenses and protest, notice of protest, demand for performance or diligence which the Parent may otherwise assert against the Purchaser.  This Parent Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of the Seller under this Agreement is rescinded or must otherwise be restored or returned by the Purchaser upon the insolvency, bankruptcy or reorganization of the Seller or otherwise.  The Parent acknowledges that each of the waivers set forth in this Parent Guaranty is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.  Nothing in this Section 9.12 shall modify the survival periods applicable to matters set forth in Section 8 of this Agreement and any of the limitations set forth in Section 8 of this Agreement, or the maximum liability of the Seller as set forth in this Agreement, all of which also shall apply to, and similarly limit, the Parent’s obligations.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first set forth above.

INNOVIVA TRC HOLDINGS LLC

By: Innoviva, Inc. (its managing member)

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/ George Lloyd
Name: George Lloyd
Title: EVP & General Counsel

Solely for the purpose of Sections 9.1, 9.3, 9.11 and 9.12:

INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

[SIGNATURE PAGE TO INNOVIVA EQUITY PURCHASE AGREEMENT]

Exhibit A

Master Consent

Exhibit B

Collaboration Agreement

Exhibit C

Master Agreement

Exhibit D

LLC Agreement

Exhibit E

Assignment and Assumption Agreement

Exhibit F

Release Agreement

Exhibit G

Theravance Biopharma EPA